UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 2, 2013 (June 28, 2013)

KMG Chemicals, Inc.

(Exact name of registrant as specified in its charter)

TEXAS	001-35577	75-2640529
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9555 W. Sam Houston Parkway S., Suite 600, Houston, Texas		77099
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 713-600-3800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company’s Board of Directors (the “Board”) announced that Neal Butler (“Mr. Butler”) has decided to resign as President and Chief Executive Officer of the Company, as well as his position as a member of the Board, effective as of July 10, 2013. The Board appointed Christopher T. Fraser (“Mr. Fraser”), the Company’s Chairman of the Board, to serve as the Company’s Interim President and Chief Executive Officer of the Company effective as of July 10, 2013 while a search is conducted by the Board for a permanent Chief Executive Officer. A copy of the Company’s press release announcing the departure of Mr. Butler and the appointment of Mr. Fraser is furnished hereto as Exhibit 99.1.

The executive recruiting firm of Russell Reynolds has been engaged to assist the Board search for a permanent CEO, a process which is expected to be completed expeditiously. Mr. Fraser has removed himself as a candidate for this search.

Mr. Fraser, age 55, has been a director of the Company since 2008 and has served as the Chairman of the Board since December 2012. While serving as Interim Chief Executive Officer and President, Mr. Fraser will continue as Chairman of the Board.

Mr. Fraser has broad experience in the chemical industry, much of that experience with major, global participants. He retired in 2009, but most recently he was the President and CEO of Chemical Lime Company, a position held from 2006. Chemical Lime is the leading North American producer of calcium based (limestone), alkaline products with various industrial applications including the manufacture of steel, water treatment, flue gas desulphurization, and chemical production. Before joining Chemical Lime, Mr. Fraser was President and CEO of OCI Chemical Corporation, a wholly-owned subsidiary of DC Chemical Co. OCI is among the world’s leading producers of high quality soda ash and sodium percarbonate. Prior to joining OCI in 1996, Mr. Fraser held various positions of responsibility in sales, marketing, business development, operations and general management. In 2011, Mr. Fraser joined the Operating Partner Program of Advent International, a private equity firm, and in that position he has advised strategic advice for certain of Advent’s portfolio companies. Mr. Fraser holds a Bachelor of Science in Chemistry and in Business Administration from the University of Connecticut, as well as a Masters of Business Administration from Pepperdine University.

Mr. Butler’s resignation shall be deemed a termination by the Company other than for Cause or Poor Performance and a Qualifying Termination (as such terms are defined in the Severance Plan) for which he shall be entitled to the severance benefits under Section 4.2(a) (the “Severance Benefits”) of the Severance Plan. The Severance Benefits include (a) a lump sum severance payment of $930,860, which is two times Mr. Butler’s base salary for 2013, and (b) the amount of $350,921.47, which is a prorated portion of Mr. Butler’s target annual short term incentive or bonus (being 80% of his base salary) for the fiscal year ending July 31, 2013, with such proration based on the number of days in which Mr. Butler was employed this fiscal year, divided by 365.

In connection with his appointment, Mr. Fraser and the Company entered into an “at will” employment agreement dated June 28, 2013 (the “Interim CEO Agreement”), which will terminate upon the appointment of a new Chief Executive Officer, unless earlier terminated by Mr. Fraser or the Company. Under the Interim CEO Agreement, Mr. Fraser will receive an annual salary of $465,430 and will be reimbursed for all reasonable expenses incurred by him in the course of his duties. The Company also agreed to provide transportation expenses from Mr. Fraser’s permanent residence in Arlington, Texas and temporary housing expenses in Houston, Texas. Due to the temporary nature of his employment, pursuant to the Interim CEO Agreement, Mr. Fraser will not participate in any of the Company’s management incentive or welfare benefit plans; however, he will be eligible to receive equity awards on substantially the same terms that he would have received in the event he had retained his status as a non-employee member of the Board of Directors. While Mr. Fraser serves as the Company’s Interim Chief Executive Officer, he will not be eligible to receive cash or other compensation under the Company’s director compensation program for non-employee directors. The foregoing description of the Interim CEO Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Interim CEO Agreement, which is attached to this current report as Exhibit 10.29 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

10.29	Interim CEO Agreement with Mr. Fraser

99.1	Press Release, dated June 28, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KMG Chemicals, Inc.

By:	/s/ John V. Sobchak	Date July 2, 2013
Name:	John V. Sobchak
Title:	Vice President & CFO